EXHIBIT 8(10)(i)

Amendment No. 8 to

Insurance Administrative Services Agreement

This Amendment No. 8 (this “Amendment”), effective as of the date first signed, following receipt of approval from the Illinois Department of Insurance, (the “Effective Date”), modifies certain terms of the Insurance Administrative Services Agreement dated September 7, 2004 as amended (the “Agreement”), by and between Zurich American Life Insurance Company (formerly Kemper Investors Life Insurance Company) (“Customer”), an Illinois domiciled insurer, and IBM Business Transformation Outsourcing Insurance Services Corporation (formerly Liberty Insurance Services Corporation) (“IIOS”), a South Carolina corporation with its principal place of business at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615.

Except as specifically modified in this Amendment, all terms of the Agreement (as amended) shall remain in full force and effect. Any capitalized terms not otherwise defined in this Amendment shall have the meanings given in the Agreement. This Amendment may be executed in counterparts.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

Effective September 7, 2010, Customer changed its name to Zurich American Life Insurance Company. Each reference in the Agreement, as amended, to “Customer” or “Client” shall now be considered a reference to Zurich American Life Insurance Company.

By the signatures of their authorized representatives, the Parties agree to the terms of this Amendment No. 8 as of the Effective Date, regardless of when signed:

ZURICH AMERICAN LIFE INSURANCE COMPANY	IBM BUSINESS TRANSFORMATION OUTSOURCING INSURANCE SERVICES CORPORATION

/s/ Richard Grilli Signature	/s/ Randy Kelley Signature

Richard Grilli Print Name	Randy Kelley Print Name

Chief Operating Officer Title	VP, Secretary & Treasurer Title

April 3, 2012 Date	April 16, 2012 Date